As filed with the Commission on June 9, 2006	File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MORTLOCK VENTURES INC.
(Name of small business issuer in its charter)

Nevada	1099	98-0489800
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

102 - 7281 Cambie Street, Vancouver, British Columbia, Canada, V6P 3H4 Telephone: (604) 324-1955
(Address and telephone number of principal executive offices)

102 - 7281 Cambie Street, Vancouver, British Columbia, Canada, V6P 3H4 (Address of principal place of business or intended principal place of business)

Empire Stock Transfer Inc., 7521 West Lake Mead Blvd., Suite 300, Las Vegas, NV., 89128 Telephone (702) 562-4091
(Name, address and telephone of agent of service)

Copies to:
Michael Laidlaw 102 - 7281 Cambie Street, Vancouver, British Columbia, Canada, V6P 3H4 (Fax) 604-688-2921

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered	Proposed maximum offering price per share (i) (ii)	Proposed maximum aggregate offering price	Amount of Registration fee (iii)

Common stock	1,200,000	$0.05	$60,000	$6.45

(i) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(ii)
There is no public market for the Mortlock Ventures Inc. shares of common stock. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the offering price for shares of Mortlock Ventures Inc. sold to subscribers by way of a private placement.

(iii)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

Prospectus                                    Subject to Completion
                    Date: June 9, 2006

The Information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

MORTLOCK VENTURES INC.

Offering by Selling Security Holders: 1,200,000 Shares of Common Stock

We are registering 1,200,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. The shares are being registered to permit the resale of the shares owned by the selling security holders named in this prospectus. The number of shares of Mortlock Ventures Inc. common stock being registered by selling security holders represents 25% of our currently issued and outstanding share capital.

There is no public market for Mortlock Ventures Inc.’s common stock. It is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”) subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June , 2006.

Table of Contents

Summary of Prospectus	3

Risk Factors	6

Use of Proceeds	13

Plan of Distribution	14

Selling Security Holders	15

Business Description	17

Description of the Property	18

Management’s Discussion and Analysis or Plan of Operations	22

Management	27

Executive Compensation	30

Principal Shareholders	31

Description of Securities	32

Market for Common Shares & Related Shareholders Matters	33

Certain Transactions	33

Legal Proceedings	33

Experts	33

Legal Matters	34

Further Information	34

Financial Statements	34

Dealer Prospectus Delivery Instructions

Until , 2006 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

Summary Information about Mortlock Ventures Inc.

We were incorporated in the State of Nevada on September 19, 2005 and established a fiscal year end of June 30. Other than our wholly owned subsidiary, Mortlock Exploration Ltd. (“Mortlock Canada”), we do not have any subsidiaries, affiliated companies or joint venture partners. Mortlock Canada was incorporated under the laws of British Columbia Canada on October 24, 2005 for the purpose of holding registered and beneficial title to our sole mineral property, the Tic Tac Toe Claim, which is located in British Columbia, Canada.

We are a start-up, pre-exploration stage company engaged in the search for gold and related minerals and have not generated any operating revenues since inception. We have incurred losses since inception and our auditors have issued a going concern opinion since we must raise additional capital to fund our operations. There is no assurance we will be able to raise this capital.

There is no assurance that a commercially viable mineral deposit, a reserve, exists at our mineral claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not currently have and may never be able to raise.

Our sole holding is a 100% interest in the Tic Tac Toe claim located in British Columbia, Canada. Mortlock acquired the Tic Tac Toe Claim for the sum of $3,489, including the cost of recording the claim in our subsidiary Mortlock Canada. We own no property other than the Tic Tac Toe claim.

As of the date of this prospectus, we have not conducted any exploration work on the Tic Tac Toe Claim. We have funds sufficient to complete only Phase 1 of a two-phase exploration program recommended for the Tic Tac Toe Claim. It is our plan to complete Phase I later this summer but, no later than October 15, 2006.

We have no fulltime employees and our management devotes a small percentage of their time to the affairs of the Company.

Our administrative office is located at # 102 - 7281 Cambie Street, Vancouver, B.C., Canada, V6P 3H4. Our telephone number is (604) 324-1955 and our fax number is (604)688-2921. Mortlock Canada’s business and registered office is located at # 102 - 7281 Cambie Street, Vancouver, B.C., Canada, V6P 3H4.

On October 2, 2005 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, of 4,000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $4,000. On March 24, 2006 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000. The total cash raised from the sale of shares was $44,000. Cash on hand totaled $31,367 as of March 31, 2006. Of these funds $21,463 remains in cash as of May 1, 2006, with the balance of $22,537 having been expended as follows:

Auditing fees - March 31, 2006 statements	$2,500
Bank charges (net of interest income)	413
Consulting fees	7,500
Incorporation Costs	600
Management fees	6,000
Rent	1,800
Transfer Agent Fees	125
Travel	3,599
Amount paid from proceeds as of May 1, 2006	$ 22,537

The following financial information summarizes the more complete historical financial information found in our audited financial statements contained elsewhere in this prospectus:

Since inception to March 31, 2006
Statement of Expenses Information:

Revenue	$ NIL
Net Losses	25,723
Total Operating Expenses	25,723
Exploration Costs	3,489
General and Administrative	22,234

As at March 31, 2006
Balance Sheet Information:

Cash	$31,367
Total Assets	31,367
Total Liabilities	13,090
Stockholders’ Equity	18,277

The Offering

Following is a brief summary of this offering:

Common stock offered by selling security holders
1,200,000 shares offered by the selling security holders (including 400,000 shares, 8.3% of our issued and outstanding shares, being offered by our directors and officers and a further 120,000 shares (2.52%) offered by members of their immediate families to which such officers and directors disclaim beneficial ownership) detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 15.

Common stock outstanding as of the date of this Prospectus	4,800,000 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the OTCBB. However, no assurance can be given that our common stock will be approved for quotation on the OTCBB, Selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 6 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.

Risk Factors

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Mortlock contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

Our auditors have issued a going concern opinion and although our officers and directors have agreed to loan money to us, we may not be able to achieve our objectives since we do not have adequate capital and may have to suspend or cease exploration activity.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Despite the fact our officers and directors are willing to commit to loan or advance capital to us of approximately $25,000, their resources are limited. With their assistance, absent any other source of capital, we could manage to finance no more 12 months of our present operating expenses. If we do not raise additional capital through the issuance of treasury shares, we believe we will be unable to conduct exploration activity beyond Phase I of the program recommended for the Tic Tac Toe claim. In the event we are unable to raise additional capital we may have to cease operations after completion of Phase I and go out of business.

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

While we were incorporated in 2005, we have not yet conducted any exploration activities. We have not generated any revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure. Our net loss from inception to March 31, 2006, the date of our most recent audited financial statements is $25,723. Our ability to achieve profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any gold and/or silver  mineralization or, if we find gold and/or silver mineralization, that it may be economically extracted.. If we fail to find any gold and/or silver mineralization or if we are unable to find gold and/or silver mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or silver mineralization we cannot guarantee that any gold and/or silver mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold and/or silver mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or silver mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Tic Tac Toe claim, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

One of our officers and directors is a professional engineer and geologist and has considerable experience exploring for minerals. However, none of our management team has experience starting and operating a mineral exploration company, nor do they have training in these areas. As a result their decisions and choices may not take into account standard managerial approaches mineral exploration companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to certain of management's lack of experience. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Mortlock. We will have to hire professionals to undertake these filing requirements for Mortlock and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

If we don't raise enough capital for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We estimate that, with funding committed by our management combined with our cash on hand, we have sufficient cash to continue operations for twelve months provided we only carry out Phase I of our planned exploration activity. We are in the pre-exploration stage. We need to raise additional capital to undertake even Phase II of our planned exploration activity. You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business which will result in the loss of your investment.

Since we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

The possibility of development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists. We are small company and do not have much capital. We must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

●	Market prices for the minerals to be produced;
●	Costs of bringing the property into production including exploration preparation of production feasibility studies and construction of production facilities;
●	Political climate and/or governmental regulations and controls;
●	Ongoing costs of production;
●	Availability and cost of financing; and
●	Environmental compliance regulations and restraints.

These types of programs require substantial capital. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only 15% of his time, approximately 24 hours per month, to our business. Our Chief Financial Officer and Secretary-Treasurer will be devoting only approximately 10% of his time, or 16 hours per month to our operations. However, once we begin to undertake exploration work on the Tic Tac Toe claim our CFO and Secretary-Treasurer, who is a professional engineer, is expected to devote almost full-time effort on behalf of the Company for the limited duration of the Phase I work program. Nevertheless, as a consequence of the limited devotion of time to the affairs of the Company expected from management, our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

We have made no attempt to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we begin to undertake exploration activity, expected later this summer but in any event by October 15, 2006. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of equipment and/or supplies we need to conduct our planned exploration work. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We may be unable to meet property maintenance requirements or acquire necessary mining licenses and thereby lose our interest in the Tic Tac Toe claim.

In order to maintain ownership of in the Tic Tac Toe claim we must make an annual payment, or expend certain minimum amounts on the exploration of the mineral claim, in the amount of at least $857 ($960 Cdn.) by December 2 in each year, including 2006. Our failure to make such payment or expenditures within the time required will result in the loss of our interest in the Tic Tac Toe mineral claim. Even if we do make the annual payment in lieu of doing work because we are notable to obtain the necessary licenses to conduct mining operations on the property in a timely fashion, we would realize no benefit from our expenditure to maintain title to the property.

No matter how much money is spent on the Tic Tac Toe claim, the risk is that we might never identify a commercially viable ore reserve.

Over the coming years, we might expend considerable capital on exploration of the Tic Tac Toe claim without finding anything of value. It is very likely the Tic Tac Toe claim does not contain any reserves so any funds spent on exploration will probably be lost. No matter how much money is spent on the Tic Tac Toe claim, we might never be able to find a commercially viable ore reserve.

Even if our property were found to contain a deposit, since we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

Mineral exploration and development activities are inherently risky and we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Tic Tac Toe claim, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of British Columbia, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Tic Tac Toe claim. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Even with positive results during exploration, the Tic Tac Toe claim might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the Tic Tac Toe claim is in excess of the selling price of such minerals, we would not be able to develop the claim. Accordingly even if ore reserves were found on the Tic Tac Toe claim, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Tic Tac Toe claim and seek another mineral property to develop, or cease operations altogether.

Risks Associated with this Offering:

Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 4,000,000 shares of common stock representing 83.4% of our outstanding shares. Such directors and officers have registered for resale 400,000 of their shares. Assuming that such directors and officers sell their 400,000 shares, they will still own 3,600,000 shares of common stock representing 65% of our outstanding shares. As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC..

From the date of this prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are quoted on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We anticipate the need to sell additional treasury share in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We may seek additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Alteration	Any physical or chemical change to rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

Andesite	Igneous volcanic rock, less mafic than basalt, but more mafic than dacite; rough volcanic equivalent of diorite, composed of andesite feldspar and one or more mafic constituents.

Basalt	Highly mafic igneous volcanic rock, typically fine-grained and dark in color; rough volcanic equivalent of gabbro.

Breccia	A rock type with angular fragments of one composition surrounded by rock of another composition or texture.

Claim	A portion of mining ground held under the Provincial laws by Mortlock Ventures Inc., by virtue of one location and record where it has the mineral rights to all minerals thereon except coal.

Dacite	Igneous volcanic rock, less mafic than andesite, typically fine-grained and light in color; rough volcanic equivalent of granodiorite.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Epithermal	Fluids, coming off a hot intrusive body of molten rocks, which solidify.

Geophysical surveys
The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods (e.g. VLF-EM or P.E.M.) in boreholes, airborne or satellite platforms.

Granodiorite
A group of coarse-grained plutonic rocks intermediate in composition between quartz diorite and quartz monzonite, and potassium feldspar, with biotite, hornblende, or, more rarely, pyroxene, as the mafic component.

Igneous rock	Any rock solidified from molten or partly molten material from far below the Earth’s surface.

Mafic	Igneous rocks composed mostly of dark, iron - and magnesium- rich minerals.

Metamorphic
The mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rocks in question originated.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary rocks	Secondary rocks formed from material derived from other rocks and laid down under water. Examples include limestone, shale and sandstone.

Sulphide	A compound of sulphur and some other element.

Vien	A fissure, fault or crack in rock filled by minerals that have traveled upward from some deep source.

Volcanic rocks	Igneous rocks formed from magma that has flowed out of, or has been violently ejected from, a volcano.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Foreign Currency and Exchange Rates

Our mineral property is located in British Columbia, Canada and costs expressed in the geological report on the Claim are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Cdn $1.12 or Cdn. $1.00 being approximately equal US $0.893 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders. We will not receive any proceeds from the sale of shares of common stock in this offering. Mortlock will pay all expenses of this offering. The estimated cost of $25,306 is summarized below:
Description of Expenses	Paid to date	Future payments	Total amount

Accountant - preparation of financial statements as required (1)	$ -	$ 5,000	$ 5,000
Auditors’ examination of financial statements (2)	2,500	2,500	5,000
Consulting - preparing of Form SB-2	7,500	2,500	10,000
Opinion letter from attorney	-	5,000	5,000
Photocopying and delivery expenses	-	300	300
SEC filing fees	-	6	6
Estimated offering costs	$ 10,000	$ 15,306	$ 25,306

(1)
The accountant has prepared the working papers for the March 31, 2006 financial statements and will do the same for the June 30, 2006; being the year end of Mortlock. These will be submitted to the auditors for their examination and opinion thereon.

(2)	The auditors have given an opinion of the March 31, 2006 financial statements included herein and will examine and render an opinion on the year end financial statements dated June 30, 2006.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. At of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any interdealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	on purchasers directly
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods;
●	in a private transaction; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. After the sale of the shares offered by this prospectus our two senior officer and directors, Michael Laidlaw and William Timmins, will hold directly an aggregate of 3,600,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $25,306. (see “Use of Proceeds” page 13), including but not limited to legal, accounting, printing and mailing fees will, be paid by Mortlock. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Mortlock as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

None of the selling security holders named in this prospectus are residents of the United States. 28 reside in Great Britain, 10 reside in Canada, one in France and one Germany. They are offering for sale a total of 1,200,000 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 4,800,000 shares of common stock outstanding as of the date of this prospectus. Of the 1,200,000 shares offered for sale (being 25% of our issued shares) 400,000 (representing 8.3% of our issued shares) are offered by the Company’s two officers and directors and a further 120,000 (being 2.52 % of our issued shares) are being offered by members of the immediate family of our two officers and directors for which such officers and directors disclaim beneficial ownership:

	Common Stock	Number of	Common Stock
	Beneficially Owned	Common Stock	Beneficially Owned
Name of Shareholder	Prior to Offering	Offered hereby	Following the Offering (1)

No of Shares %	No of Shares %

Mustafa Kederoglu	45,000	0.94%	45,000	Nil	Nil
Nancy Wood	20,000	0.42%	20,000	Nil	Nil
Ian Wood	20,000	0.42%	20,000	Nil	Nil
Margaret Coulton.	9,000	0.19%	9,000	Nil	Nil
John Coulton	10,000.21%		10,000	Nil	Nil
Peter Mathieson	50,000	1.0%	50,000	Nil	Nil
A. W. Beeson	50,000	1.0%	50,000	Nil	Nil
D. G. N. Collins	40,000	0.83%	40,000	Nil	Nil
Josephine S. Campbell	30,000	0.62%	30,000	Nil	Nil
Robert Nobes	15,000	0.31%	15,000	Nil	Nil
Sally J. Beeson	25,000	0.52%	25,000	Nil	Nil
David R. A. Laidlaw (2)	10,000	0.21%	10,000	Nil	Nil
Russell Kelly	15,000	0.31%	15,000	Nil	Nil
Connie Kelly	15,000	0.31%	15,000	Nil	Nil
Doanald R. Reeves	15,000	0.31%	15,000	Nil	Nil
M. Joan Reeves	15,000	0.31%	15,000	Nil	Nil
T. H. Mc Clinton	10,000	0.21%	10,000	Nil	Nil
Heather Mc Clinton	8,000	0.16%	8,000	Nil	Nil
Reginald Simmons	7,000	0.14%	7,000	Nil	Nil
Deirdre Simmons	8,000	0.16%	8,000	Nil	Nil
Peter P. Simmons	6,000	0.12%	6,000	Nil	Nil
John F. Fricker	7,500	1.5%	7,500	Nil	Nil
Frank A. Fricker	7,000	0.14%	7,000	Nil	Nil
Jean M. Fricker	7,500	0.15%	7,500	Nil	Nil
Lin Sheller	5,000	0.10%	5,000	Nil	Nil
Steven Sheller	5,000	0.10%	5,000	Nil	Nil
Bryan D. M. Laidlaw(3)	60,000	1.25%	60,000	Nil	Nil
Patricia M. Laidlaw(4)	50,000	1.0%	50,000	Nil	Nil
Christine D. Thompson	20,000	0.42%	20,000	Nil	Nil
Christina Laidlaw	30,000	0.62%	30,000	Nil	Nil
Christina Green	25,000	0.52%	25,000	Nil	Nil
Jonathon Steel	60,000	1.25%	60,000	Nil	Nil
M. A. Pattenden	10,000	0.21%	10,000	Nil	Nil
M. . Pattenden	10,000	0.21%	10,000	Nil	Nil
J. A. Pattenden	40,000	0.83%	40,000	Nil	Nil
Molly E. Pattenden	20,000	0.42%	20,000	Nil	Nil
Lynda G. Mortlock	10,000	0.21%	10,000	Nil	Nil
Barrie J. Mortlock	10,000	0.21%	10,000	Nil	Nil

Michael Laidlaw(5)	2,500,000	52.1%	250,000	2,250,000	46.9%
William Timmins(6)	1,500,000	31.3%	150,000	1,350,000	28.1%

Total	4,800,000		1,200,000	3,600,000

(1) These figures assume all shares offered by selling security holders are in fact sold.
(2)
David R.A. Laidlaw is the son of our President and Principal Officer, Michael Laidlaw. Michael Laidlaw has no control over the shares owned by David R. A. Laidlaw and accordingly disclaims beneficial ownership over such shares.

(3)	Bryan D. M. Laidlaw is the brother of Michael Laidlaw. Michael Laidlaw has no control over the shares owned by Bryan D. M. Laidlaw and accordingly disclaims beneficial ownership over such shares.
(4)
Patricia M. Lailaw is the sister-in-law of Michael Laidlaw. Michael Laidlaw has no control over the shares owned by Patricia M.. Laidlaw and accordingly disclaims beneficial ownership over such shares.

(5) Michael Laidlaw is our President, Principal Executive Officer and a director.
(6) William Timmins is our Secretary Treasurer, Principal Financial Officer and a director.

 Except for Michael Laidlaw and William Timmins, whose relationship with Mortlock is detailed in the footnotes immediately above, none of the selling security holders has had a material relationship with Mortlock other than as a shareholder or ever been an officer or director of Mortlock.

BUSINESS DESCRIPTION

Corporate Organization and History Within Last Five years

The Company was incorporated under the laws of the State of Nevada on September 19, 2005 under the name Mortlock Ventures Inc. Other than our wholly owned subsidiary Mortlock Canada, the Company does not have any subsidiaries, affiliated companies or joint venture partners. Mortlock Canada was incorporated under the laws of British Columbia Canada on October 24, 2005 for the purpose of holding registered and beneficial title to our mineral property, the Tic Tac Toe claim, situated in British Columbia, Canada.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than the Tic Tac Toe mineral claim. We have no intention of entering into a merger or acquisition and we have a specific business plan to complete Phase I of our exploration program by no later than October 15, 2006. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development Since Inception

We raised $4,000 in initial seed capital on October 2, 2005 in order to identify and acquire a mineral property that we consider holds the potential to contain gold and/or silver mineralization.

On January 6, 2006 we purchased, from Mr. Guy Delorme, an independent prospector of Vancouver, British Columbia, Canada, the Tic- Tac-Toe mineral claim. The Tic Tac Toe claim is situated in British Columbia, Canada. We took title to the Tic Tac Toe claim through our subsidiary Mortlock Canada. British Columbia requires that every ‘person’ who acquires mineral claims in the Province obtain a “Free Miner’s Certificate’. Mortlock Canada acquired a Free Miner’s Certificate for the sum of $446.

On March 24, 2006 Mortlock closed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.

In March 2006 we engaged Glen MacDonald, P. Geol., to conduct a review and analysis of the Tic Tac Toe claim and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the Tic Tac Toe claim. Mr. MacDonald’s report recommends a two-phase exploration program for the Tic Tac Toe claim.

We intend to undertake exploration work on the Tic Tac Toe claim. We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property. We do not have any ore body and have not generated any revenues from our operations. Our planned exploration work is exploratory in nature. We are the registered and beneficial owner of a 100% interest in the Tic Tac Toe claim located in British Columbia, Canada.

Beneficial ownership of the Tic Tac Toe claim confers the rights to the minerals on the Tic Tac Toe claim except for placer minerals or coal. We do not own the land itself since it is held in the name of the “Crown”, i.e. the Province of British Columbia. We do not have the right to harvest any timber on the Tic Tac Toe claim.

The claim name, tenure number, expiry date, map sheet reference number and recorded owner of the Tic Tac Toe claim is as follows:

Claim Name	Tenure Record Number	Expiry Date	Owner
Tic-Tac-Toe	523371	Dec/02/2006	Mortlock Explorations Ltd.

The Tic Tac Toe claim cover an area of approximately 240 hectares (approximately 593 acres).
To keep the property in good standing, such that they do not expire on the date indicated in the preceding table, we must undertake exploration work on the Tic Tac Toe claim before the expiry date, or pay cash of approximately $857 ($960 CDN)in lieu of doing exploration work, to the Province of British Columbia. This is an annual obligation. Failure to do either, each year, will result in the Tic Tac Toe claim reverting to the Province of British Columbia.

Additional information regarding the Tic Tac Toe claim can be found at the British Columbia government website located at http://www.mtonline.gov.bc.ca/.

DESCRIPTION OF THE PROPERTY

Particulars of the Tic Tac Toe claim, our sole mineral property, together with issues we face in conducting exploration work on the property, follow.

Location and Access

The Tic Tac Toe claim is located approximately 58 kilometers (36 miles) south of Kamloops, British Columbia, a town of approximately 80,000. The area covered by the Claim is an active mineral exploration and development region with plenty of heavy equipment and operators available for hire. Kamloops, and another nearby town, Merrit, provides all necessary amenities and supplies including, fuel, helicopter services, hardware, drilling companies and assay services. Access to our Claim is via major highway south from Kamloops followed by good secondary roads on private ranch land. No water is required for the purposes of our planned exploration work. No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

The claim covers low rounded mountainous terrain as a well defined north-south trending hill approximately 2.5 miles long and from 1-1.5 miles wide. This feature has a relative relief of about 800 feet. Patches of conifer and deciduous tress interspersed with open range cover the property. The elevations of the claim ranges form 3,500 to 4,500 feet.

The general area experiences approximately 40 inches of precipitation annually of which 30 -35% may occur as snow equivalent. The winter weather is generally moderate with cold spells and frequent warming trends. The summer weather could be described as variable, some dry and hot and some cool and wet. The claim area is able to be worked essentially year round.

Property Geology

The property is underlain by a belt of volcanic and sedimentary rocks. To the west of the claim is an intrusion of a granodorite mass.

The predominant rock type on the property is a massive, typically structureless sequence of volcanic breccia. Interfingered in the breccia are thin andesite flows indicating past volcanic activity. Bleached pyritic alteration zones are associated with narrow quartz veins, some of which are anomalous in gold. The volcanic breccia is of interest and relevance to us as it is believed to be of a rock type that is similar to the nearby ‘Enterprise gold-silver vein system’, which system has recorded small scale, sporadic production from 1916 to 1944 and is located on a adjacent property approximately 1.25 miles to the east of our property.

A sequence of unkown thickness of interbedded sandstone and shale underlies the eastern-most part of the property. A mass of ultramafic rock (another type of volcanic rock) occurs in the central portion of the property. Portions of the ultramafic rock have been altered on a zone which is at least 3,200 feet long and 650 feet wide. This alteration zone, described as ‘carbonatized zone’ is known to contain silver-gold mineralization.

Previous Exploration

The area covered by the property was originally prospected, with pits, trenches and shafts, during the late 1800’s.

In 1979 a VLF-EM survey was conducted over a portion of the claim. It picked up evidence of a sulphide vein(s) at the edge of the carbonatized zone. Also in 1979 a soil geochemical survey outlined sporadic showings of gold and copper in association with the known carbonatized zone.

A Pulse EM survey was conducted in 1983 over a larger portion of the claim area and detected the potential for the property to host rock types which could contain gold and/or silver mineralization.
As well nine core drill holes (aggregating almost 3,000 feet) were drilled on the claim area in 1983. Although the drill results were uniformly disappointing it is believed that the drilling did not extend to a depth sufficient to intersect the host rock types sought.

Previous work indicates that the Tic Tac Toe claim covers an epithermal alteration zone similar geologically to the Enterprise vein system, a system located approximately 1.25 miles to the east of our property. This system produced a modest 77,600 tons of ore, intermittently, between 1916 and 1944.

Despite the inconclusive results obtained from previous work on the claim area, we have concluded that further exploration of the Tic Tac Toe claim is warranted.

Proposed Exploration Work - Plan of Operation

Mr. Glen C. Macdonald, P. Geol., authored the "Geological Summary Report on the Tic Tac Toe Project” dated March, 2006 (the “Macdonald Report”), in which he recommended a phased exploration program to properly evaluate the potential of the claim. Mr. Macdonald is a registered Professional Geologist in good standing in the Association of Professional Engineers and

Geoscientists of British Columbia and the Association of Professional Engineers of Alberta. He is a graduate of the University of British Columbia, Vancouver, B.C. with a Bachelor of Economics (1971) and Geology (1973). Mr. Macdonald has practiced his profession as a geologist continuously since 1973. He visited the area covered by our claim in 2004 and has worked on other mineral exploration projects in the immediate vicinity of our claim.

We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Tic Tac Toe claim by completing Phase I of the work recommended in the Macdonald Report, in order to begin determining the potential for discovering commercially exploitable deposits of gold and /or silver on our claim.

We have not discovered any ores or reserves on the Tic Tac Toe claim, our sole mineral property. Our planned Phase I work is exploratory in nature.

The Macdonald Report concludes that the Tic Tac Toe property covers a structurally controlled epithermal alteration zone adjoining a the geologically similar Enterprise vein system. Mr. Macdonald recommends that further exploration work on the claim be directed to testing the potential for (i) epithermal mineralization at depth, and (ii) bulk mineable gold/silver occurrences near surface in the carbonatized zone.

The Macdonald Report recommends a two-phase exploration program to properly evaluate the potential of the claim. Phase I work will consist of geological mapping, sampling and surveying (including whole rock chemical analysis) to determine the depositional depth represented by the current erosional surface and compare this environment to the nearby Enterprise vein sytem’s depositonal level. The objective is to estimate at what depth gold mineralization, should it exist, might be expected to occur on the Tic Tac Toe claim.

Phase I work will compare the two environments because, according to the Macdonald Report, it is probable that any mineralized zone on the Tic Tac Toe claim is at a considerably deeper level than the known Enterprise vein system due to known faulting on the claim in in the immediate area.

We anticipate, based on the estimate contained in the Macdonald Report, that Phase I work will cost $10,000. The Tic Tac Toe claim is located at an elevation of over 5,000 feet and is subject to cold winters with snowfall accumulations. Accordingly Phase I work can not be undertaken before summer 2006.

The recommended Phase II work is estimated to cost a further $15,000. At this point we have funds available to complete Phase I only. We will have to raise additional capital in order to carry out Phase II, work or any other work beyond Phase I. Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds might be limited. If we are unable to raise the necessary funds, we would be required to suspend Mortlock’s operations and liquidate our company. See, particularly, ‘Risk Factors’- page 6.

There are no permanent facilities, plants, buildings or equipment on the Tic Tac Toe claim.

Competitive Factors

The mining industry is highly fragmented. We are competing with many other exploration companies looking for gold and silver. We are among the smallest exploration companies in existence and are an infinitely small participant in the mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Readily available markets exist for the sale of gold and silver. Therefore, we will likely be able to sell any gold or silver that we are able to recover, in the event commercial quantities are discovered on the Tic Tac Toe claims. There is no ore body on the Tic Tac Toe claims.

Regulations

Our proposed mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which indicates to a company where it can explore for minerals. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. These Acts will not have any material impact on our business or operations. We will comply with these Acts as noted below.

●
Establishing a grid to take soil and rock samples does not require approval from the
Provincial government. When the work is completed, we will be required to complete a
“Statement of Work, Cash Payment and Rental” form and submit it to the Ministry along with a filing fee of $150. The work recorded on this form will maintain the Mortlock
Claim in good standing for a further twelve months.

●
When undertaking either a trenching or drilling program, we will be required to complete a “Notice of Work” form indicating the work to be undertaken by us on the Mortlock
Claims. At the same time, we will have to complete and file with the Ministry a
“Reclamation Permit” and a “Safekeeping Agreement” to ensure that subsequent to the completion of our program that we leave the area in roughly the same state it was previously.

●	If we wish to cut any trees on the Tic Tac Toe claim we will have to apply for a “License to Cut” under the Forestry Ministry. The cost of applying for this license is approximately $150.

●	Our exploration work will have to done in accordance with the “Mineral Exploration Code - Part II - Health, Safety and Reclamation Code of Mines”.

●
While exploring the Tic Tac Toe claim, we will have to adhere to the requirements of the
“Fire Protection and Suppression Regulations of Forest Practice Codes” of British
Columbia which relates to open fires, use of stoves, use of explosives and what to do during forest closures.

We are obliged to adhere to environmental regulations promulgated by the federal and provincial governments of Canada. It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on the Tic Tac Toe claim.

The environment is a “shared” power between the Federal and Provincial governments of Canada. In regard to provincial laws, we must provide prior notice and a description of the planned exploration work before commencement of the work. Work that involves mechanized activities, such as airborne geological surveys, off road vehicles and drilling, cannot commence until the plan has been received by the Department of Natural Resources and Exploration for approval. Compliance with provincial laws should not have a material adverse effect on us. Nevertheless, without provincial approval, we may be unable to undertake our exploration activities on the Tic Tac Toe claim.

The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not a factor in respect of the Tic Tac Toe claim.

Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim. Our Secretary- Treasurer, a professional engineer, will manage the exploration program. At present, we have no employees as such although each of our officers and directors devotes a portion of his time to the affairs of the Company. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

As indicated above we will hire subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of potential subcontractors. We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our planned exploration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company. We have a limited operating history and have not yet generated or realized any revenues from our activities. We have yet to undertake any exploration activity on our sole property, the Tic Tac Toe claim. As our property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the property in the foreseeable future.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our operations. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals, if ever. Accordingly, we must raise cash from sources other than the sale of minerals found on the Tic Tac Toe claim. That cash must be raised from other sources. Our only other source for cash at this time is investment by others in the Company. We must raise cash to implement our planned exploration program and stay in business.

Since our business activity is related solely to the exploration and evaluation of the Tic Tac Toe claim, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. As at March 31, 2006, we had working capital of $18,277. Despite the commitment of our officers and directors to advance us up to $25,000 during the next twelve months, unless we raise additional funds, we will be faced with a working capital deficiency by no later than the end of the next twelve months. Our future financial success will be dependent on the success of the exploration work on the Tic Tac Toe. Such exploration may take years to complete and future cash flows, if any, are impossible to predict at this time. The realization value from any mineralization which may be discovered by us is largely dependent on factors beyond our control such as the market value of metals produced, mining regulations in Canada and foreign exchange rates.

Our capital commitments for the next twelve months consist of expenses associated with the completion of Phase I of our exploration program, estimated at $10,000. Including Phase I work, we estimate that we will have to incur the following expenses over the next twelve months:

Expenses	Amount	Description

Accounting	$ 3,500	Fees to the independent accountant for preparing the quarterly and annual working papers for the financial statements.
Audit	4,000	Review of the quarterly financial statements and audit of the annual financial statements.
Bank charges	200
Consulting and legal fees	10,000	Balance of fees related to the preparation of this registration statement.
Exploration	10,000	Completion of Phase I
Filing fees	225	Annual fee to the Secretary of State for Nevada
Management fees (*)	12,000	Agreed amount of $1,000 per month
Office	300	Photocopying, delivery and fax expenses
Rent	3,600	Agreed upon rent at $300 per month.
Transfer agent’s fees	800	Annual fee of $500 and estimated miscellaneous charges of $300
Estimated expenses	$ 44,625

(*)
If we can not meet our expenses to third party creditors on a regular bases management fees will be deferred until such time as there is sufficient money in the Company to commence future payments of such fees.

We recognize that additional capital will be required during the next twelve months. Should we be unable to raise additional capital from other sources, our directors and officers have committed to advance Mortlock up to $25,000 to enable the Company to meet its cash needs over the coming year.

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Tic Tac Toe claim through joint venture arrangement or even the sale of part of the Tic Tac Toe claim. Neither of these avenues has been pursued as of the date of this prospectus.

Our engineer has recommended a two-phase exploration program for the Tic Tac Toe claim. However, even if Phase I results suggests Phase II work is warranted, we do not presently have the requisite funds and so will be unable to complete anything beyond Phase I of the recommended exploration program until we raise more money or find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond Phase I of the exploration program recommended by our engineer. If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. Apart from supervision and evaluation of Phase I work, which will be undertaken by our Secretary-Treasurer, a professional engineer, all of the work on the Tic Tac Toe claim will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, exploration, and excavation. We may engage a geologist to assist in evaluating the information derived from the exploration and excavation including advising us on the economic feasibility of removing any mineralized material we may discover.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on September 19, 2005. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the exploration of our property before we start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to fully implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred a net loss from, for the period from the inception of our business on September 19, 2005 to March 31, 2006, of $25,723. We did not earn any revenues during the aforementioned period.

Our financial statements included in this prospectus have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in the Tic Tac Toe claim until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility.

Results of Operations - Seven months ended March 31, 2006.

For the period from September 19, 2005 (date of inception) to March 31, 2006

For the period from September 19, 2005 (date of inception) to March 31, 2006, we had a net loss of $25,723. This represents a net loss of $0.01 per share for the period based on a weighted average number of shares outstanding of 3,784,455. We have not generated any revenue from operations since inception. Our loss to date represents various expenses incurred with organizing the company, undertaking audits, paying management fees and general office expenses which can be broken down as follows:

Expense	Amount	Description

Accounting and audit	$ 3,750	Preparation of working papers ($1.250) for submission to our independent accountants for examination of the financial statements ($2,500)
Bank charges	408	This figure is net of $109 interest revenue paid on the British Pound Sterling account.
Consulting fees	5,500
    The preparation and finalization of the Offering Memorandum was $500 and we have contracted with an independent consultant to prepare this registration statement at a cost of $10,000 of which $5,000 has been paid as at March 31, 2006

Exploration	3,489
    The purchase to the Tic Tac Toe property was for a cost of $3,043 which included the geological report described elsewhere in this registration statement. In addition Mortlock Canada obtained its Free Miners License to be able to hold the claims in its own name.

Filing fees	125	Cost of filing with the Secretary of State for Nevada.
Incorporation costs	811	Incorporation costs incurred for the parent and subsidiary companies.
Management fees	5,000	The directors approved commencing on November 1, 2005 a management fee to Michael Laidlaw in the amount of $1,000 per month.
Office and general	1,441	General office expenses and entertainment expenses.
Rent	1,500	The directors approved $300 per month payable to Michael Laidlaw for the use of his residence as an office for the Company.
Transfer agent fees	100	Fee for the period under review.
Travel	3,599	Travel expense to meet the English shareholders.
	$ 25,723

We have not incurred any legal expenses during this period but have accrued under as an expense to this offering, $5,000 for legal expenses.

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on the Tic Tac Toe claim and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our property.

Our anticipated exploration costs over the next twelve months on the Tic Tac Toe claim are approximately $10,000 This figure represents the anticipated cost to us of completing the Phase I of the MacDonald Report. Should the results of the Phase I work be sufficiently encouraging to justify our undertaking the Phase II program we recognize that, in order to undertake Phase II (at an estimated cost of $15,000), we will have to raise additional investment capital as our cash on hand is fully committed to other ongoing administrative expenses of the Company.

Balance Sheet as at March 31, 2006

Total cash and cash equivalents, as at March 31, 2006 was $31,367. Our working capital as at March 31, 2006 was $18,367.

Our working capital was derived from the completion of an initial seed capital offering on October 2, 2005 which raised $4,000 and a private placement on March 24, 2006 which raised a further $40,000. No revenue was generated during these periods.

Total shareholders’ equity as at March 31, 2006 was $18,277. Total shares outstanding as at March 31, 2006 was 4,800,000.

As of May 1, 2006 share capital outstanding was 4,800,000 common shares.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 6.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of March 31, 2006, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

MANAGEMENT

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
Michael Laidlaw #102 - 7281 Cambie St Vancouver, B.C., Canada, V6P 3H4	Chief Executive Officer, President and Director (1)	70

William Timmins 3394 Williams Avenue, North Vancouver, British Columbia, Canada, V7K 2Z6.	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	68

(1)	Michael Laidlaw was appointed a director on September 19, 2005, President and Principal Executive Officer on September 26, 2006.

(2)	William Timmins became a director on September 20, 2006 and was appointed Secretary Treasurer and Chief Financial Officer on September 26, 2006.

Background of officers and directors

MICHAEL LAIDLAW has been the President and Director of the Company since September 2005. Mr. Laidlaw worked in the stock brokerage business in the City of London, England for 32 years. Beginning as a stock broker in 1955, he joined senior management and took partnership positions at Vivian Gray & Company from 1965 to 1984; then Giles & Overbury from 1984 to 1987. In 1987 Mr. Laidlaw, who still maintains a residence in the United Kingdom, relocated to Vancouver, British Columbia, where he has been self-employed as a corporate finance consultant providing advisory services to various Canadian and U.S based private and public companies. Mr. Laidlaw is a director and senior officer of Global Net Entertainment Corp. a Canadian public company formerly traded on the NEX board of the TSX Venture Exchange.

WILLIAM TIMMINS has been a director and Secretary Treasurer of the Company since September 2005. Mr. Timmins is a Professional Engineer, has been a consulting geologist for the past 39 years being a graduate in 1956 from the Provincial Institute of Mining in Haileybury, Ontario, Canada, and subsequent attending Michigan Technological University between 1962 and 1965 where he specialized in geology. In 1969 he was licensed by the Professional Engineers Association of British Columbia. Through his private company, WGT Consultants Ltd., his experience over the past 39 years has been in all aspects of mineral exploration, oil and gas exploration and development in Western Canada, United States, Central and South America, Australia and New Zealand. Over the past number of years, Mr. Timmins has been a directors and officer of a number of public corporations and is currently a director of Sidon International Resources Corporation, a Canadian public company trading on the TSX Venture Exchange.

None of our officers and directors work full time for our company. Michael Laidlaw spends approximately 24 hours a month on administrative and accounting matters. With recent work on the private placement of our common stock, this Registration Statement and because the Company intends to seek a quotation on the OTCBB in the near future Mr. Laidlaw’s time on Company affairs is expected to continue at this pace for the foreseeable future. As Secretary Treasurer, William Timmins spends approximately 16 hours per month on corporate matters. It is anticipated Mr. Timmins will spend more time on Mortlock’s business, including virtually full-time service during the period of conduct of our Phase I work program, as and when we prepare to undertake such exploration work.

None of our directors is an officer or director of a company registered under the Securities and Exchange Act of 1934.

Board of Directors Audit Committee

Below is a description of the Audit Committee of the Board of Directors. The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Michael Laidlaw, our President and Chairman of the audit committee, and William Timmins our Chief Financial Officer and Secretary Treasurer neither of whom are independent. Neither Mr. Laidlaw nor Mr. Timmins can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B. The Company does not presently have, among its officers and directors, a person meeting these qualifications and given the our financial conditions, does not anticipate in seeking an audit committee financial expert in the near future. However Mr. Laidlaw, Chairman of the Audit Committee, has engaged the services of an independent Chartered Accountant as a consultant to provide advice to the Audit Committee as and when the committee meets to review the Company’s financial statements.

Apart from the Audit Committee, the Company has no other Board committees.
Since inception on September 19, 2005, our Board has conducted its business entirely by consent resolutions and has not met, as such. Our Audit Committee has held one meeting.

Conflicts of Interest

Apart from William Timmins, who is a director of Sidon Resources International Corporation, a company involved in the mineral exploration business, none of our officers and directors is a director or officer of any other company involved in the mining industry. However there can be no assurance such involvement will not occur in the future. Such present and potential future, involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Mortlock and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on March 5, 2004, a Code of Business Conduct and Ethics. Mortlock’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Mortlock and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles and other relevant issues.

Significant Employees

We have no paid employees as such. Our Officers and Directors fulfill many functions that would otherwise require Mortlock to hire employees or outside consultants. Although Mr. Timmins is a professional engineer/geologist, we anticipate engaging the services of workers to assist in the exploration of the Tic Tac Toe claim. We expect to engage a field worker(s) later this year to assist in conduct the Phase I exploration work to undertaken on the Tic Tac Toe claim by no later than October 15, 2006. Mr Timmins’ will be responsible for supervision of the geological work on our claim and, therefore, will be an integral part of our operations although he, along with any field workers we engage, will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required to fulfill such functions.

Family Relationships

Our President and our Chief Financial Officer and Secretary Treasurer are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

We have not paid any executive compensation during the years since inception except as noted from the following summary:

Summary Compensation Table
                            Long Term Compensation
                      Annual Compensation                   Awards        Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Name and Princi- pal position	Year	Salary	Other annual Comp. ($)	Restricted stock awards ($)	Options/ SAR (#)	LTIP payouts ($)	All other compen- sation ($)

Michael Laidlaw Principal Executive Officer, President and Director	2005 2006	2,000 3,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

William Timmins Principal Financial Officer, Secretary Treasurer and Director	2005- 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Compensation of Directors and Officers

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Our President has received monthly, commencing November 1, 2005, the sum of $1,300 made up of a management fee of $1,000 and, a rent allowance of $ 300 (for providing an office for the Company).

Indemnification

Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Mortlock’s best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Mortlock has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at May 31, 2006, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Michael Laidlaw # 102 - 7281 Cambie Street, Vancouver, B.C., Canada, V6P 3H4	2,500,000	52.09%
Common Stock	William Timmins 3394 Williams Avenue, North Vancouver, B.C., Canada, V7K 2Z6.	1,500,000	31.25%

Common Stock	Directors and Officers as a Group (2 persons)	4,000,000	83.34%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of May 31, 2006 there are a total of 4,800,000 shares of our common stock issued and outstanding. Of these, all 4,800,000 shares, being 100% of our issued shares, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 1,200,000 restricted shares, being 25% of our issued shares leaving 3,600,000 shares being 75% of our shares, as ‘restricted shares’ under Rule 144:

Michael Laidlaw	2,250,000 shares
William Timmins	1,350,000 shares

Total restricted shares	3,600,000 shares

Under Rule 144, restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Mortlock does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 4,800,000 shares are presently issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Transfer Agent

We have engaged the services of Empire Stock Transfer Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada, USA, 89501, to act as transfer and registrar.

MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no shares have been offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 3,600,000. Share certificates representing these shares have been appropriately legended.

Holders

Including its two officers and directors, Mortlock has 40 shareholders as at the date of this prospectus.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On October 2, 2005 Mortlock issued to (i) our President, Principal Executive Officer and Director, Michael Laidlaw, 2,500,000 shares at the price of $0.001 per share for total consideration of $2,500; and (ii) our Principal Financial Officer, Secretary-Treasurer and a director, William Timmins, 1,500,000 shares at the price of $0.001 per share for total consideration of $1,500. .

The shares issued to Messrs. Laidlaw and Timmins were in consideration of their agreeing to take the initiative in developing and implementing the business plan of the Company, including, among other things, providing the initial seed capital to allow the Company to engage a professional geologist to assist in identifying a mineral prospect considered worthy of exploration, identifying investors and arranging for the initial private placement to enable the Company to implement its business plan.

As at March 31, 2006, Michael Laidlaw had received $6,500 from the Company. This sum represents a monthly management fee of $1,000 plus $300 monthly for providing office space for the Company.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

 EXPERTS

Our financial statements included in this prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included elsewhere in this prospectus.

The geological report on the Tic Tac Toe claim dated March 2006 titled "Geological Summary Report on the Tic Tac Toe Project”, was authored by Glen C. MacDonald, P. Geol.., of Suite 905, 1600 Beach Avenue, Vancouver,, British Columbia,, Canada.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders will be passed on by Daniel B. Eng, Sacramento, California.

 FURTHER INFORMATION

Mortlock will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Mortlock has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Mortlock and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the period ended March 31, 2006 immediately follow:

MADSEN & ASSOCIATES, CPA’s INC. Certified Public Accountants and Business Consultants Board	684 East Vine Street, #3 Murray, Utah, 84107 Telephone 801-268-2832

Board of Directors
Mortlock Ventures Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Mortlock Ventures Inc. and subsidiary (pre-exploration stage company) at March 31, 2006, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the period from September 19, 2005 (date of inception) to March 31, 2006 . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mortlock Ventures Inc. and Subsidiary at March 31, 2006, and the results of operations and cash flows for the period from September 19, 2005 (date of inception) to March 31, 2006, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activities and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murray, Utah      MADSEN & ASSOCIATES, CPA’s INC.
April 10, 2006

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
March 31, 2006

ASSETS

CURRENT ASSETS

Cash	$ 31,367

Total Current Assets	$ 31,367

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 7,398
Accounts payable - related parties	5,692

Total Current Liabilities	13,090

STOCKHOLDERS’ EQUITY

Common stock
200,000,000 shares authorized, at $0.001 par value;
4,800,000 shares issued and outstanding	4,800
Capital in excess of par value	39,200
Deficit accumulated during the pre-exploration stage	(25,723)

Total Stockholders’ Equity	18,277

$ 31,367

The accompanying notes are an integral part of these financial statements.

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the period from September 19, 2005 (date of inception) to March 31, 2006

REVENUES	$ -

EXPENSES

Exploration costs	3,489
Administrative	22,234

NET LOSS FROM OPERATIONS	$(25,723)

NET LOSS PER COMMON SHARE

Basic and diluted	$(0.01)

AVERAGE OUTSTANDING SHARES

Basic	3,784,455

The accompanying notes are an integral part of these financial statements.

MORTLOCK VENTURES INC. AND SUBSIDIARY
(Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  September 19, 2005 (date of inception) to March 31, 2006

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance September 19, 2005	-	$ -	$ -	$ -

Issuance of common shares for cash at $0.001 - October 2, 2005	4,000,000	4,000	-	-

Issuance of common shares for cash at $0.05 - March 24, 2006	800,000	800	39,200	-

Net operating loss for the seven months ended March 31, 2006	-	-	-	(25,723)

Balance as at March 31, 2006	4,800,000	$ 4,800	$ 39,200	$ (25,723)

The accompanying notes are an integral part of these financial statements

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from September 19, 2005 (date of inception) to March 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (25,723)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	7,398

Net Cash Provided (Used) in Operations	(18,325)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Change in account payable - related parties	5,692
Proceeds from issuance of common stock	44,000
49,692

Net Increase (Decrease) in Cash	31,367

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$31,367

The accompanying notes are an integral part of these financial statements

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

1. ORGANIZATION

The Company, Mortlock Ventures Inc. was incorporated under the laws of the State of Nevada on September 19, 2005 with the authorized capital stock of 200,000,000 shares at $0.001 par value. The Company organized its wholly owned subsidiary, Mortlock Explorations Ltd., which was incorporated in British Columbia on October 24, 2005.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company and its subsidiary have elected August 31 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Mortlock Ventures Inc (parent) and its subsidiary from their inception. All significant intercompany accounts and balances have been eliminated in consolidation.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On March 31, 2006, the Company had a net operating loss carry forward of $25,723 for income tax purposes. The tax benefit of approximately $7,700 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years. Losses expire in 2026.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and British Pounds Sterling and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

MORTLOCK VENTURES INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Financial Instruments

The carrying value of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair value.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF UNPROVEN MINERAL CLAIM

The Company acquired a mineral claim, known as the Tic-Tac-Toe Group of claims, situated near Merit, British Columbia, with an expiration date of December 2, 2006. The claims may be extended yearly by the payment of $960 Cdn or the completion of work on the property of $960 Cdn. plus a filing fee. On the date of this report the Company had not established the existence of a commercially minable ore deposit on the claims.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their family have acquired 83% of the common stock issued and have made no interest, demand loans to the Company of $5,692.

The President of the Company is compensated for his services in the amount of a total $1,000 per month starting November 1, 2005.

5. CAPITAL STOCK

During October 2005, the Company completed a private placement of 4,000,000 common shares for $4,000 to its directors and a private placement of 800,000 common shares for $40,000.

Part II Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director. This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Amended and Restated Bylaws authorizes the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 6
Printing & miscellaneous expenses	$ 300
Accounting fees and expenses	$10,000
Legal fees and consulting expenses	$15,000

Total	$25,306

Item 26. Recent Sales of Unregistered Securities.

During the first past three years, we have sold and issued the following securities without registering the securities under the Securities Act.

(a) On October 2, 2005 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, 4,000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $4,000. No underwriter was engaged and we paid no commission.

(b) On March 24, 2006 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000. No underwriter was engaged and we paid no commission.

Item 27.   Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description

3.1	Certificate of Incorporation

3.2	Articles of Incorporation

3.3	Bylaws

4	Specimen Stock Certificate

5	Opinion re. Legality, Daniel B. Eng

10.1	Transfer Agent and Registrar Agreement
11	Statement re: Computation of Per Share Earnings

14	Code of Ethics

23.1 23.2	Consent of Madsen & Associates, CPA’s Inc. Consent of Legal Counsel (Contained in Exhibit 5) Consent of Glen C. Mac Donald, Professional Geologist.

99.1	Audit Committee Charter

Item 28: Undertakings

Mortlock hereby undertakes:

(a)
(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Mortlock certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on June 8, 2006.

MORTLOCK VENTURES INC.

MICHAEL LAIDLAW
Michael Laidlaw
(Principal Executive Officer)
President, and Director

Power of Attorney

The undersigned constitute and appoint Michael Laidlaw their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: June 8, 2006.

MICHAEL LAIDLAW
Michael Laidlaw
(Principal Executive Officer)
President and Director

WILLIAM TIMMINS
William Timmins
(Principal Financial and Accounting Officer)
Chief Financial Officer, Secretary Treasurer and Director